Exhibit 10.1 – Memorandum of Understanding - July 13, 2010

Memorandum of Understanding

July 13, 2010

Michael P. Hilton, John A. McNiff III (the “Minority Members”) and Anchor Funding Services, Inc. (“Anchor”) are the members of Brookridge Funding Services, LLC (“Brookridge” and together with the Minority Members and Anchor, each a “Party” and together, the “Parties”) and are parties to the following agreements each dated December 7, 2009:  the Asset Purchase Agreement among the parties and Brookridge Funding, LLC (the “Purchase Agreement”); the Operating Agreement of Brookridge (the “Operating Agreement”); and the employment agreements between Brookridge and each of the Minority Members (the “Employment Agreements” and together with the Purchase Agreement and the Operating Agreement, the “Transaction Documents”).  The Parties have agreed to rescind the transactions contemplated by the Transaction Documents on the terms specified herein.  Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Operating Agreement.

1.	Beginning on the date hereof and ending on October 7, 2010 (the “Option Period”) the Minority Members shall have the right to purchase 100% of Anchor’s Interest on the following terms:

(a)
The Minority Members shall be entitled to approach potential financing sources to finance the purchase of Anchor’s Interest and the repayment of all debt owed by Brookridge to MGM Funding, LLC in their discretion.

(b)
The closing of the transactions contemplated by this Section (the “BR Closing”) shall take place on a date mutually agreeable to the parties on or before the end of the Option Period.  Each Party shall be responsible for its own costs and expenses incurred in connection with such transactions.

(c)
The Purchase price for Anchor’s Interest shall consist of a cash payment equal to its Pro Rata share of the total book value of the Company as of the BR Closing determined in accordance with U.S. generally accepted accounting principles; provided, it is acknowledged and agreed that for valuation purposes all Brookridge’s rights with respect to the Sherburne account (the “Sherburne Account”) will be valued at $0.

(d)	Prior to the BR Closing the Company will operate in the ordinary course of business.

(e)
At the BR Closing, the Sherburne Account and all rights with respect to Brookridge’s current website (but not including any rights with respect to the Brookridge name or web address/domain name) will be assigned to Anchor; provided, it is understood and agreed that such assignments shall have no impact on the determination of the purchase price for Anchor’s Interest and notwithstanding such assignment the Minority Members shall retain their right to share in any recovery with respect to the Sherburne Account in accordance with Section 3 below.

(f)	At the BR Closing:

(1)
All outstanding amounts owed by Brookridge to MGM Funding, LLC under its loan agreement with Brookridge shall be paid in full, Brookridge shall pay the purchase price for Anchor’s Interest and the Parties shall execute and deliver documents to effect the transfer of Achor’s Interest.

(2)
The Minority Members shall be released from their Personal Guaranties (as such term in defined in the Employment Agreements) and shall forfeit the options granted to them under the Employment Agreements.

(3)	Anchor shall enter into a non-solicitation agreement with Brookridge under which it shall be prohibited for a period of two years from soliciting current customers of Brookridge.

(4)
The Parties will be released from any and all obligations under the Transaction Documents and will sign mutual releases releasing each other from any and all liabilities relating thereto or otherwise existing.

2.	If for any reason the Closing shall not have occurred during the Option Period Anchor shall purchase 100% of the Minority Members’ Interests on the following terms:

(a)
The closing of the transactions contemplated by this Section (the “Anchor Closing”) shall take place on a date mutually agreeable to the parties on or before October 12, 2010. Each Party shall be responsible for its own costs and expenses incurred in connection with such transactions.

(b)
The Purchase price for Minority Members’ Interests shall consist of a cash payment equal to their Pro Rata share of the total book value of the Company as of the Anchor Closing determined in accordance with U.S. generally accepted accounting principles; provided, it is acknowledged and agreed that for valuation purposes the Sherburne Account will be valued at $0.

(c)	Notwithstanding the Anchor Closing the Minority Members shall retain their right to share in any recovery with respect to the Sherburne Account in accordance with Section 3 below.

(d)	At the Anchor Closing:

(1)	Anchor shall pay the purchase price for the Minority Members’ Interests and the Parties shall execute and deliver documents to effect the transfer of such Interests.

(2)
All rights with respect to Brookridge’s name and web address/domain name (but not including any rights with respect to the Brookridge website) will be assigned to the Minority Members; provided, it is understood and agreed that such assignment shall have no impact on the determination of the purchase price for the Minority Members’ Interests.

(3)
The Minority Members shall be released from their Personal Guaranties (as such term in defined in the Employment Agreements) and shall forfeit the options granted to them under the Employment Agreements.

(4)
The Minority Members shall enter into a non-solicitation agreement with Anchor under which they shall be prohibited for a period of two years from soliciting current customers of Brookridge and a confidentiality agreement covering Anchor (but not Brookridge) information.

(5)
The Parties will be released from any and all obligations under the Transaction Documents and will sign mutual releases releasing each other from any and all liabilities relating thereto or otherwise existing.

3.	With respect to the Sherburne Account the Parties acknowledge and agree that:

(a)	Anchor shall control collection and recovery efforts and shall keep the Minority Members reasonably informed concerning substantive developments pertaining thereto.

(b)	Prior to the first to occur of the BR Closing and the Anchor Closing, Brookridge shall bear all costs and expenses incurred in connection with such collection and recovery efforts.

(c)
Following the first to occur of the BR Closing and the Anchor Closing, the Parties shall share all out-of-pocket costs and expenses as well as all collections on a Pro Rata basis based on the Parties’ current Percentage Interests.  Anchor shall invoice the Minority Members for such expenses as they are incurred which such invoices shall be payable within 20 days after delivery.  In the event the Minority Members shall fail to make any payment due in accordance with the foregoing within 10 days after receiving notice concerning a failure to pay any such invoice they shall forfeit any and all rights to share in collections.

4.	The parties agree that the Operating Agreement is hereby amended to effect the foregoing. Except as specifically modified herein, the Transaction Documents shall remain in full force and effect.

[Signature page follows]

Acknowledged and agreed:

/s/ Michael P. Hilton	/s/ John A. McNiff III
Michael P. Hilton	John A. McNiff III

Anchor Funding Services, Inc.

/s/ Brad Bernstein
Name: Brad Bernstein
Title: President